                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-83374


PROSPECTUS SUPPLEMENT
---------------------
(To prospectus dated April 1, 2002)

                                     [LOGO]
                                1,000,000 Units
                           Merrill Lynch & Co., Inc.
                          Strategic Return Notes/SM/
           Linked to the Select European 50 Index due June 11, 2007
                                 (the "Notes")
                  $10 original public offering price per Unit

                               ----------------

The Notes:                               Payment at maturity or upon exchange:

.. Senior unsecured debt securities of    . At maturity or upon exchange, you
  Merrill Lynch & Co., Inc.                will receive a cash amount based upon
                                           the percentage change in the value of
.. Exchangeable at your option for a        the Select European 50 Index, an
  cash payment during a specified          index which reflects the return of
  period in May of each year from 2003     the Dow Jones EURO STOXX 50/SM/
  through 2006 as described in this        Return Index in U.S. dollars less an
  prospectus supplement.                   annual index adjustment factor of
                                           1.5%.
.. No payments prior to maturity unless
  exchanged.                             . At maturity or upon exchange, the
                                           amount you receive will depend on the
.. Linked to the value of the Select        value of the Select European 50
  European 50 Index (index symbol          Index. The value of the Select
  "ESX").                                  European 50 Index must increase in
                                           order for you to receive at least the
.. The Notes have been approved for         original public offering price of $10
  listing on the American Stock            per Note upon exchange or at
  Exchange under the trading symbol        maturity. If the value of the Select
  "EST", subject to official notice of     European 50 Index has declined or has
  issuance.                                not increased sufficiently, you will
                                           receive less, and possibly
.. Expected closing date: June 11, 2002.    significantly less, than the original
                                           public offering price of $10 per Note

      Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page S-8 of this prospectus supplement.

                               ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                 Per Unit    Total
                                                                 --------    -----
     Public offering price.....................................   $10.00  $10,000,000
     Underwriting fee..........................................   $  .20     $200,000
     Proceeds, before expenses, to Merrill Lynch & Co., Inc....   $ 9.90*  $9,900,000

      * $.10 per Unit of the underwriting fee will be paid to the underwriter by a subsidiary of Merrill Lynch & Co., Inc. For a description of this payment, please see the section entitled "Underwriting" in this prospectus supplement.

                               ----------------

                              Merrill Lynch & Co.

                               ----------------

            The date of this prospectus supplement is June 6, 2002.

"Strategic Return Notes" is a service mark of Merrill Lynch & Co., Inc. "Dow Jones EURO STOXX 50" is a service mark of STOXX Ltd.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                                                        Page
                                                                                                        ----
SUMMARY INFORMATION--Q&A...............................................................................  S-4
   What are the Notes?.................................................................................  S-4
   What will I receive upon maturity of the Notes?.....................................................  S-4
   How does the exchange feature work?.................................................................  S-5
   Who publishes the Select European 50 Index and what does the Select European 50 Index measure?......  S-5
   How has the Select European 50 Index performed historically?........................................  S-6
   Will I receive interest payments on the Notes?......................................................  S-6
   What about taxes?...................................................................................  S-6
   Will the Notes be listed on a stock exchange?.......................................................  S-6
   What is the role of MLPF&S?.........................................................................  S-6
   Who is ML&Co.?......................................................................................  S-6
   Are there any risks associated with my investment?..................................................  S-7
RISK FACTORS...........................................................................................  S-8
   Your investment may result in a loss................................................................  S-8
   The value of the Select European 50 Index is expected to affect the trading value of the Notes......  S-8
   Changes in our credit ratings may affect the trading value of the Notes.............................  S-8
   Your yield may be lower than the yield on other debt securities of comparable maturity..............  S-8
   Your return will not reflect the return of owning the Select European 50 Stocks.....................  S-8
   Changes in the volatility of the U.S. dollar/Euro exchange rate may affect the trading value of the
     Notes.............................................................................................  S-9
   Risk factors specific to companies included in the Select European 50 Index.........................  S-9
   There may be an uncertain trading market for the Notes.............................................. S-10
   Amounts payable on the Notes may be limited by state law............................................ S-10
   Purchases and sales by us and our affiliates may affect your return................................. S-10
   Potential conflicts................................................................................. S-10
   Uncertain tax consequences.......................................................................... S-11
DESCRIPTION OF THE NOTES............................................................................... S-12
   Payment at maturity................................................................................. S-12
   Exchange of the Notes prior to maturity............................................................. S-13
   Hypothetical returns................................................................................ S-13
   Adjustments to the Select European 50 Index; Market Disruption Events............................... S-14
   Discontinuance of the Select European 50 Index...................................................... S-15
   Events of Default and Acceleration.................................................................. S-16
   Depositary.......................................................................................... S-16
   Same-Day Settlement and Payment..................................................................... S-18
THE SELECT EUROPEAN 50 INDEX........................................................................... S-19
   Select European 50 Index............................................................................ S-19
   Hypothetical Historical Data on the Select European 50 Index........................................ S-20
   License Agreement................................................................................... S-21
UNITED STATES FEDERAL INCOME TAXATION.................................................................. S-22
   General............................................................................................. S-22
   Tax Treatment of the Notes.......................................................................... S-23
   Possible Alternative Tax Treatments of an Investment in the Notes................................... S-23
   Non-U.S. Holders.................................................................................... S-24
   Backup Withholding and Information Reporting........................................................ S-24
ERISA CONSIDERATIONS................................................................................... S-24
USE OF PROCEEDS AND HEDGING............................................................................ S-25
WHERE YOU CAN FIND MORE INFORMATION.................................................................... S-25
UNDERWRITING........................................................................................... S-26
VALIDITY OF THE NOTES.................................................................................. S-27
EXPERTS................................................................................................ S-27
INDEX OF DEFINED TERMS................................................................................. S-28

                                  Prospectus

                                                                                                       Page
                                                                                                       ----
MERRILL LYNCH & CO., INC..............................................................................   2
USE OF PROCEEDS.......................................................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS.....................................................................................   3
THE SECURITIES........................................................................................   3
DESCRIPTION OF DEBT SECURITIES........................................................................   4
DESCRIPTION OF DEBT WARRANTS..........................................................................  10
DESCRIPTION OF CURRENCY WARRANTS......................................................................  12
DESCRIPTION OF INDEX WARRANTS.........................................................................  14
DESCRIPTION OF PREFERRED STOCK........................................................................  19
DESCRIPTION OF DEPOSITARY SHARES......................................................................  24
DESCRIPTION OF PREFERRED STOCK WARRANTS...............................................................  28
DESCRIPTION OF COMMON STOCK...........................................................................  30
DESCRIPTION OF COMMON STOCK WARRANTS..................................................................  34
PLAN OF DISTRIBUTION..................................................................................  36
WHERE YOU CAN FIND MORE INFORMATION...................................................................  37
INCORPORATION OF INFORMATION WE FILE WITH THE SEC.....................................................  37
EXPERTS...............................................................................................  38

                           SUMMARY INFORMATION--Q&A

      This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Strategic Return Notes/SM/ Linked to the Select European 50 Index due June 11, 2007 (the "Notes"). You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Notes, the Select European 50 Index and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

      The Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on June 11, 2007 unless exchanged by you as described in this prospectus supplement.

      A Unit will represent a single Note with an original public offering price of $10.00 (a "Unit"). You may transfer the Notes only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of the Notes--Depositary" in this prospectus supplement.

What will I receive upon maturity of the Notes?

      At maturity, if you have not previously exchanged your Notes, you will receive a cash payment on the Notes equal to the "Redemption Amount".

      The "Redemption Amount" per Unit will equal:

                                 (  Ending Value  )
                         $9.90 X ( -------------- )
                                 ( Starting Value )

      The Select European 50 Index must increase in order for you to receive a Redemption Amount equal to or greater than the original public offering price, and, if the value of the Select European 50 Index declines or has not increased sufficiently, you will receive less than the original public offering price of the Notes.

      The "Starting Value" equals 100, the level to which the Select European 50 Index was set on June 6, 2002, the date the Notes were priced for initial sale to the public (the "Pricing Date").

      For purposes of determining the Redemption Amount, the "Ending Value" means the average, arithmetic mean, of the values of the Select European 50 Index at the close of the market on five business days shortly before the maturity of the Notes. We may calculate the Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the maturity date of the Notes, there is a disruption in the trading of a sufficient number of stocks included in the Select European 50 Index or certain futures or options contracts relating to the stocks included in the Select European 50 Index.

      For more specific information about the Redemption Amount, please see the section entitled "Description of the Notes" in this prospectus supplement.

  Examples

    Here are two examples of Redemption Amount calculations:

  Example 1--The Select European 50 Index at maturity is below the Starting
  Value:

    Starting Value:  100.00
    Hypothetical Ending Value:  20.00

                                           ( 20.00  )
    Redemption Amount (per Unit) = $9.90 X ( ------ ) = $1.98
                                           ( 100.00 )

  Total payment at maturity (per Unit) = $1.98

  Example 2--The Select European 50 Index at maturity is above the Starting
  Value:

    Starting Value:  100.00
    Hypothetical Ending Value:  180.00

                                           ( 180.00 )
    Redemption Amount (per Unit) = $9.90 X ( ------ ) = $17.82
                                           ( 100.00 )

  Total payment at maturity (per Unit) = $17.82

How does the exchange feature work?

      You may elect to exchange all or a portion of your Notes during a specified period in the month of May in the years 2003 through 2006 by giving notice to the depositary or trustee of the Notes, as the case may be, as described in this prospectus supplement. The amount of the cash payment you receive upon exchange (the "Exchange Amount") will be equal to the Redemption Amount, calculated as if the Exchange Date, as defined in this prospectus supplement, were the stated maturity date, except that the Ending Value will be equal to the closing value of the Select European 50 Index on the Exchange Date. The Exchange Amount will be paid three Business Days following the Exchange Date. If you elect to exchange your Notes, you will receive only the Exchange Amount and you will not receive the Redemption Amount at maturity. The Exchange Amount you receive may be greater than or less than the Redemption Amount at maturity depending upon the performance of the Select European 50 Index during the period from the Exchange Date until the stated maturity date. In addition, if the value of the Select European 50 Index has not increased sufficiently above the Starting Value, the Exchange Amount will be less than the original public offering price.

      For more specific information about the exchange feature, please see the section entitled "Description of the Notes--Exchange of the Notes prior to maturity" in this prospectus supplement.

Who publishes the Select European 50 Index and what does the Select European 50 Index measure?

      The Select European 50 Index is calculated and disseminated by the American Stock Exchange under the symbol "ESX". The Select European 50 Index is an index which reflects the return of the Dow Jones EURO STOXX 50/SM/ Return Index in U.S. dollars less an annual index adjustment factor of 1.5% applied daily (the "Index Adjustment Factor"). For more specific information about the Select European 50 Index and its rebalancing, and the Index Adjustment Factor, please see the section entitled "The Select European 50 Index" in this prospectus supplement.

      The Notes are debt obligations of ML&Co., and an investment in the Notes does not entitle you to any ownership interest in the stocks included in the Select European 50 Index (collectively, the "Select European 50 Stocks").

How has the Select European 50 Index performed historically?

      The value of the Select European 50 Index was set to 100 on the Pricing Date. While there is currently no historical information about the Select European 50 Index, we have provided a table and a graph showing the hypothetical month-end closing values of the Select European 50 Index from March 1997 through May 2002, assuming the index had existed during this period. These closing values have been calculated hypothetically according to the same methodology by which the Select European 50 Index is currently calculated. We have provided this information only to illustrate how the Select European 50 Index would have performed in the past. For further details on the calculation of these hypothetical closing values please refer to the section entitled "The Select European 50 Index--Hypothetical Historical Data on the Select European 50 Index" in this prospectus supplement. Any historical upward or downward trend in the level of the Select European 50 Index during this hypothetical historical period is not an indication that the Select European 50 Index is more or less likely to increase or decrease at any time during the term of the Notes.

Will I receive interest payments on the Notes?

      You will not receive any interest payments on the Notes, but you will receive the Exchange Amount following the exercise of your exchange option or the Redemption Amount at maturity. We have designed the Notes for investors who are willing to forego market interest payments on the Notes, such as fixed or floating interest rates paid on standard senior non-callable debt securities, in exchange for the Exchange Amount or the Redemption Amount.

What about taxes?

      The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. hereby agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Select European 50 Index. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Will the Notes be listed on a stock exchange?

      The Notes have been approved for listing on the AMEX under the symbol "EST", subject to official notice of issuance. You should be aware that the listing of the Notes on the AMEX will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Notes" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, these duties could result in a conflict of interest between the status of MLPF&S as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis.

      For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the Notes is subject to risks. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                 RISK FACTORS

      Your investment in the Notes will involve risks. An investment in the Notes involves credit risks which are identical to those related to investments in any other debt obligations of ML&Co., and additional risks which are similar to investing in the Select European 50 Stocks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

      We will not repay you a fixed amount of principal on the Notes at maturity or upon exchange. The payment on the Notes will depend on the change in the value of the Select European 50 Index. Because the value of the Select European 50 Index is subject to market fluctuations, the amount of cash you receive may be more or less than the original public offering price of your Notes. If the applicable Ending Value, at maturity or at the time you exchange your Notes, is less than or not sufficiently above the Starting Value, then the amount you receive will be less than the original public offering price of each Note, in which case your investment in the Notes will result in a loss to you. The original public offering price of $10 per Unit exceeds the $9.90 per Unit amount used to calculate the Redemption Amount and therefore the Select European 50 Index must increase in order for you to receive a Redemption Amount or Exchange Amount equal to the original public offering price.

The value of the Select European 50 Index is expected to affect the trading value of the Notes

      The market value of the Notes will depend substantially on the amount by which the Select European 50 Index exceeds or does not exceed the Starting Value. The value of the Notes is related to the Select European 50 Index, and consequently, a sale of the Notes may result in a loss. Additionally, because the trading value and perhaps final return on your Notes are dependent on factors in addition to the Select European 50 Index, such as our credit rating, an increase in the value of the Select European 50 Index will not reduce the other investment risks related to the Notes.

Changes in our credit ratings may affect the trading value of the Notes

      Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the value of the Select European 50 Index at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

Your yield may be lower than the yield on other debt securities of comparable maturity

      The amount we pay you at maturity or upon exchange may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought other senior non-callable debt securities of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the Select European 50 Stocks

      While the Select European 50 Index does reflect the payment of dividends on the Select European 50 Stocks, the yield to the maturity of the Notes will not produce the same yield as if the Select European 50 Stocks were purchased and held for a similar period. At the end of each day, the Select European 50 Index will be reduced by a pro rata portion of the Index Adjustment Factor of 1.5%. Due to the effect of the annual Index Adjustment Factor and to the matters discussed above under "Your investment may result in a loss", the return on an investment in the Notes will be less than the return on a similar investment in the Select European 50 Stocks, assuming transaction costs and taxes are not taken into account. The trading value of the Notes and final return on the Notes may also differ from the results of the Select European 50 Index for the reasons discussed above under "Changes in our credit ratings may affect the trading value of the Notes".

Changes in the U.S. dollar/Euro exchange rate may affect the trading value of the Notes

      The U.S. dollar/Euro exchange rate is a foreign exchange spot rate that measures the relative value of two currencies, the Euro and the U.S. dollar (the "USD/EUR Rate"). The USD/EUR Rate increases when the Euro appreciates relative to the U.S. dollar and decreases when the Euro depreciates relative to the U.S. dollar. The USD/EUR Rate is expressed as a rate that reflects the amount of U.S. dollars that can be purchased for one Euro. In general, assuming all other conditions remain constant, if the USD/EUR Rate increases we expect the value of the Notes will increase and if the USD/EUR Rate decreases, the value of the Notes will decrease.

Risk factors specific to companies included in the Select European 50 Index

      The stock prices of some of the companies included in the Select European 50 Index (the "Select European 50 Companies") have been and may continue to be volatile. These stock prices could be subject to wide fluctuations in response to a variety of factors, including the following:

       .  general market fluctuations;
       .  interest rate and currency fluctuations;
       . actual or anticipated variations in the quarterly operating results of the Select European 50 Companies;
       . general political and economic conditions, in Europe and throughout the world;
       . announcements of technological innovations or new services offered by competitors of the Select European 50 Companies;
       .  changes in financial estimates by securities analysts;
       . legal developments, including significant litigation matters, affecting the Select European 50 Companies or in the industries in which they operate;
       . regulatory developments to which the Select European 50 Companies are subject;
       . sales of securities of the Select European 50 companies in the open market;
       .  difficulty in obtaining additional financing;
       .  departures of key personnel; and
       . announcements by competitors of the Select European 50 Companies of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

      The international operations of some of the Select European 50 Companies expose them to risks inherent to international business. The risks of international business that these companies are exposed to include the following:

       . general economic, social and political conditions in the countries where they operate;
       . the difficulty of enforcing intellectual property rights, agreements and collecting receivables through certain foreign legal systems;
       . differing tax rates, tariffs, exchange controls or other similar restrictions;
       . currency exchange rate fluctuations; and . changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions.

      In addition, you should be aware that in accordance with the tax laws and regulations of the countries in which the Select European 50 Companies are located applicable to the withholding taxation of dividends, STOXX Ltd. will determine certain amounts to be withheld, which will reduce the value of the Dow Jones EURO STOXX 50 Total Return Index in U.S. dollars. This, in turn, will reduce the value of the Select European 50 Index and consequently, the value of your Notes. For a more detailed description on how the Select European

50 Index and the Dow Jones EURO STOXX 50 Total Return Index in U.S. dollars are calculated, please see the section entitled "The Select European 50 Index" in this prospectus supplement.

There may be an uncertain trading market for the Notes

      The Notes have been approved for listing on the AMEX under the trading symbol "EST", subject to official notice of issuance. However, you cannot assume that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors such as the change in the value of the Select European 50 Index.

      If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.

Amounts payable on the Notes may be limited by state law

      New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the Note holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell the Select European 50 Stocks or certain futures or options contracts on the Select European 50 Stocks for our own accounts for business reasons and expect to enter into such transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the Select European 50 Stocks, and in turn, the value of the Select European 50 Index in a manner that would be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the prices of the Select European 50 Stocks. Temporary increases in the market prices of the Select European 50 Stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of the Select European 50 Stocks may decline subsequent to the Pricing Date reducing the value of the Select European 50 Index and therefore the market value of the Notes.

Potential conflicts

      Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the value of the Select European 50 Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the Select European 50 Index. See the sections entitled "Description of the Notes--Adjustments to the Select European 50 Index; Market Disruption Events" and "--Discontinuance of the Select European 50 Index" in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise. MLPF&S, the underwriter, will pay an additional amount on each anniversary of the Pricing Date in 2003 through 2006 to brokers whose client accounts purchased Notes in the initial distribution and continue to hold the Notes. In addition, MLPF&S may from time to time pay additional amounts to brokers whose client accounts purchased Notes in the secondary market and continue to hold those Notes. You should understand that as a result of this additional payment, your broker receives a financial benefit each year you retain your investment in the Notes. Please see the section entitled "Underwriting" in this prospectus supplement.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

      ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the Select European 50 Companies including extending loans to, or making equity investments in, the Select European 50 Companies or providing advisory services to the Select European 50 Companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to the Select European 50 Companies and, in addition, one or more affiliates of ML&Co. may publish research reports about the Select European 50 Companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the Select European 50 Companies. Any prospective purchaser of the Notes should undertake an independent investigation of the Select European 50 Companies as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of the Select European 50 Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

Uncertain tax consequences

      You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this prospectus supplement.

                           DESCRIPTION OF THE NOTES

      ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. Unless exchanged by you, the Notes will mature on June 11, 2007.

      While at maturity or upon exchange a beneficial owner of a Note will receive an amount equal to the Redemption Amount or the Exchange Amount, as the case may be, there will be no other payment of interest, periodic or otherwise. See the section entitled "--Payment at maturity" and "--Exchange of the Notes prior to maturity" in this prospectus supplement.

      The Notes may be exchanged by you during an Exchange Notice Period, but are not subject to redemption by ML&Co. before maturity. If an Event of Default occurs with respect to the Notes, beneficial owners of the Notes may accelerate the maturity of the Notes, as described under "--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--Events of Default" in the accompanying prospectus.

      ML&Co. will issue the Notes in denominations of whole Units each with an original public offering price of $10 per Unit.

      The Notes will not have the benefit of any sinking fund.

Payment at maturity

      For each Note that has not been exchanged prior to maturity, the holder will be entitled to receive the Redemption Amount, as provided below.

  Determination of the Redemption Amount

      The "Redemption Amount" per Unit will be determined by the calculation agent and will equal:

                                 (  Ending Value  )
                         $9.90 X ( -------------- )
                                 ( Starting Value )

      The "Starting Value" equals 100, the level to which the Select European 50 Index was set on the Pricing Date.

      For the purpose of determining the Redemption Amount, the "Ending Value" will be determined by the calculation agent and will equal the average, arithmetic mean, of the closing values of the Select European 50 Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average, arithmetic mean, of the closing values of the Select European 50 Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Select European 50 Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Select European 50 Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

      The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date.

      A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      An "Index Business Day" means a day on which the Dow Jones EURO STOXX 50 Return Index in U.S. dollars and the Select European 50 Index or any successor index is calculated and published.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Exchange of the Notes prior to maturity

      You may elect to exchange all or a portion of the Notes you own during any Exchange Notice Period by giving notice as described below. An "Exchange Notice Period" means any Business Day from and including the first calendar day of the month of May to and including 12:00 noon in The City of New York on the fifteenth calendar day during the month of May in the years 2003, 2004, 2005 and 2006. If the fifteenth calendar day of the applicable month of May is not a Business Day, then the Exchange Notice Period will be extended to 12:00 noon in The City of New York on the next succeeding Business Day. The amount of the cash payment you receive upon exchange (the "Exchange Amount") will be equal to the Redemption Amount, calculated as if the Exchange Date were the stated maturity date, except that the Ending Value will be equal to the closing value of the Select European 50 Index on the Exchange Date. An "Exchange Date" will be the second Index Business Day following the end of the applicable Exchange Notice Period. If a Market Disruption Event occurs on the second Index Business Day following an Exchange Notice Period, the Exchange Date for that year will be the next succeeding Index Business Day on which a Market Disruption Event does not occur. The Exchange Amount will be paid three Business Days after the Exchange Date.

      The Notes will be issued in registered global form and will remain on deposit with the depositary as described in this prospectus supplement. Therefore, you must exercise the option to exchange your Notes through the depositary. To make your exchange election effective, you must make certain that your notice is delivered to the depositary during the applicable Exchange Notice Period. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election to exchange your Notes prior to 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

      If at any time the global securities are exchanged for Notes in definitive form, from and after that time, notice of your election to exchange must be delivered to JPMorgan Chase Bank, as trustee under the 1983 Indenture, through the procedures required by the trustee by 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period.

Hypothetical returns

      The following tables illustrate, for the Starting Value and a range of hypothetical Ending Values of the Select European 50 Index during the Calculation Period:

       . the total amount payable at maturity of the Notes, and the total amount payable on an investment in the Select European 50 Stocks,

       . the total rate of return to beneficial owners of the Notes, and the total return on an investment in the Select European 50 Stocks, and

       . the pretax annualized rate of return to beneficial owners of the Notes, and the pretax annualized rate of return on an investment in the Select European 50 Stocks.

      The tables below assume an initial investment of $10 in the Notes and an initial investment of $10 in the Select European 50 Stocks.

Hypothetical Returns Related to Strategic Return Notes Hypothetical Returns Related to an Investment in
       based on the Select European 50 Index                    the Select European 50 Stocks
---------------------------------------------------    ------------------------------------------------
                                                       Hypothetical                           Pretax
Hypothetical                                              Ending                  Total     Annualized
   Ending         Total                                 Value of an              Rate of     Rate of
Value of the      Amount   Total Rate      Pretax       Investment     Total    Return on   Return on
   Select       Payable at of Return  Annualized Rate  in the Select   Amount   the Select  the Select
European 50      Maturity    on the   of Return on the  European 50  Payable at  European    European
  Index(1)       per Note    Notes        Notes(2)       Stocks(3)    Maturity  50 Stocks  50 Stocks(2)
------------    ---------- ---------- ---------------- ------------- ---------- ---------- ------------
   20.00          $ 1.98    -80.20%       -29.89%          21.56       $ 2.16    -78.44%     -28.44%
   40.00          $ 3.96    -60.40%       -17.69%          43.12       $ 4.31    -56.88%     -16.13%
   60.00          $ 5.94    -40.60%       -10.15%          64.68       $ 6.47    -35.32%      -8.52%
   80.00          $ 7.92    -20.80%        -4.61%          86.23       $ 8.62    -13.77%      -2.94%
  100.00(4)       $ 9.90     -1.00%        -0.20%         107.79       $10.78      7.79%       1.51%
  120.00          $11.88     18.80%         3.47%         129.35       $12.94     29.35%       5.21%
  140.00          $13.86     38.60%         6.63%         150.91       $15.09     50.91%       8.40%
  160.00          $15.84     58.40%         9.41%         172.47       $17.25     72.47%      11.20%
  180.00          $17.82     78.20%        11.89%         194.03       $19.40     94.03%      13.70%
  200.00          $19.80     98.00%        14.13%         215.59       $21.56    115.59%      15.96%
  220.00          $21.78    117.80%        16.18%         237.14       $23.71    137.14%      18.03%
  240.00          $23.76    137.60%        18.07%         258.70       $25.87    158.70%      19.93%
  260.00          $25.74    157.40%        19.82%         280.26       $28.03    180.26%      21.70%
  280.00          $27.72    177.20%        21.45%         301.82       $30.18    201.82%      23.35%

--------
(1) The Select European 50 Index reflects the return of the Dow Jones EURO STOXX 50 Return Index in U.S. dollars, less an annual Index Adjustment Factor of 1.5%.
(2) The annualized rates of return are calculated on a semiannual bond equivalent basis and assume an investment term from June 11, 2002 to June 11, 2007.
(3) An investment in the Select European 50 Stocks is assumed to be equivalent to an investment in the Select European 50 Index, including the method and timing of reinvesting dividends, except that the Select European 50 Index is reduced daily by the pro rata portion of the annual Index Adjustment Factor of 1.5%. The hypothetical investment in the Select European 50 Stocks presented in this column does not take into account transaction costs and taxes.
(4) This is the Starting Value of the Select European 50 Index.

      The above figures are for purposes of illustration only. The actual Redemption Amount received by investors in the Notes and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and term of your investment.

Adjustments to the Select European 50 Index; Market Disruption Events

      If at any time the AMEX changes its method of calculating the Select European 50 Index, or the value of the Select European 50 Index changes, in any material respect, or if the Select European 50 Index is in any other way modified so that the Select European 50 Index does not, in the opinion of the calculation agent, fairly represent the value of the Select European 50 Index had those changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value of the Select European 50 Index is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Select European 50 Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Select European 50 Index, as so adjusted. Accordingly, if the method of calculating the Select European 50 Index is modified so that the value of the Select European 50 Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust the Select European 50 Index in order to arrive at a value of the Select European 50 Index as if it had not been modified, e.g., as if a split had not occurred.

      "Market Disruption Event" means either of the following events as determined by the calculation agent:

      (A) the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable European exchange, in 20% or more of the stocks which then comprise the Select European 50 Index, or the stocks included in any successor index (without taking into account any extended or after-hours trading session); or

      (B) the suspension of or material limitation on, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to Select European 50 Stocks, or the stocks included in any successor index, which are traded on any major European exchange.

      For the purpose of the above definition:

      (1) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

      (2) for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

      As a result of the terrorist attacks in Manhattan and Washington, D.C., the U.S. financial markets were closed from September 11, 2001 through September 14, 2001 and values of the Select European 50 Index would not have been available for such dates.

Discontinuance of the Select European 50 Index

      If the AMEX discontinues publication of the Select European 50 Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Select European 50 Index (a "successor index"), then, upon the calculation agent's notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the AMEX or any other entity for the Select European 50 Index and calculate the closing value as described above under "--Payment at maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the Notes.

      In the event that the AMEX discontinues publication of the Select European 50 Index and:

       .  the calculation agent does not select a successor index, or

       . the successor index is no longer published on any of the Calculation Days,

the calculation agent will compute a substitute value for the Select European 50 Index in accordance with the procedures last used to calculate the Select European 50 Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the Select European 50 Index as described below, the successor index or value will be used as a substitute for the Select European 50 Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

      If the AMEX discontinues publication of the Select European 50 Index before the period during which the Redemption Amount is to be determined and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

       .  the determination of the Ending Value, or

       . a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal (the "WSJ") or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

      A "Business Day" is any day on which the NYSE and the AMEX are open for trading.

      Notwithstanding these alternative arrangements, discontinuance of the publication of the Select European 50 Index may adversely affect trading in the Notes.

Events of Default and Acceleration

      In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the Notes. See the section entitled "--Payment at maturity" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the original public offering price of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding was the maturity date of the Notes.

      In case of default in payment of the Notes, whether at their stated maturity or upon exchange or acceleration, from and after that date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of 2.09% per year to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

Depositary

  Description of the Global Securities

      Upon issuance, all Notes will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Notes represented by a global security will not be entitled to have the Notes represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities will be issued for the Notes in the aggregate original public offering price of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of Notes under DTC's system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Notes are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the Notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of any payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

  Exchange for Certificated Securities

      If:

       . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

       . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

       . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Notes,

the global securities will be exchangeable for Notes in definitive form of like tenor in whole Units and multiples of Units. The definitive Notes will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Notes are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Notes will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the Notes will be made by the underwriter in immediately available funds. ML&Co. will make all payments in immediately available funds so long as the Notes are maintained in book-entry form.

                         THE SELECT EUROPEAN 50 INDEX

Select European 50 Index

      The Select European 50 Index is calculated and disseminated by the AMEX under the symbol "ESX". The Select European 50 Index is an index which reflects the return of the Dow Jones EURO STOXX 50 Return Index in U.S. dollars, less the annual Index Adjustment Factor. On any Business Day, the value of the Select European 50 Index equals (i) the value of the Dow Jones EURO STOXX 50 Return Index in U.S. dollars less (ii) a pro rata portion of the annual Index Adjustment Factor, divided by (iii) the index divisor used to establish a benchmark value of 100 as of the close of trading on the Pricing Date. The Index Adjustment Factor is 1.5% per annum and reduces the value of the Select European 50 Index each day by the pro rata amount. The AMEX generally calculates and disseminates the value of the Select European 50 Index during the AMEX's business hours and at the end of each Index Business Day via the Consolidated Tape Association's Network B.

  Dow Jones EURO STOXX 50 Return Index in U.S. dollars; Dow Jones EURO STOXX 50 Index

      The Dow Jones EURO STOXX 50 Return Index in U.S. dollars, disseminated under the symbol "SX5U", measures the total return of the Dow Jones EURO STOXX 50 Index (the "Dow Jones EURO STOXX 50"). Both indices are calculated by STOXX Ltd. ("STOXX"), a joint venture between Deutsche Borse AG, Dow Jones & Company ("Dow Jones"), Euronext Paris SA and the SWX Swiss Exchange. The Dow Jones EURO STOXX 50 Return Index in U.S. dollars differs from the Dow Jones EURO STOXX 50 only in that (i) it reflects the reinvestment of dividends paid on the stocks underlying the index (as reduced by the withholding taxation laws of the various European countries applicable to those dividends as determined by STOXX) and (ii) it is converted to U.S. dollars from Euros based on the exchange rate at 8:15 p.m. Central European Time. STOXX constructed the Dow Jones EURO STOXX 50 to have an initial value of 1000 on December 31, 1991 and designed it to measure the stock market performance of highly-capitalized companies of countries that were expected to participate in the European Economic and Monetary Union (the "EMU"). The Dow Jones EURO STOXX 50 represents the performance of 50 companies representing the market sector leaders in Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal and Spain. The Dow Jones EURO STOXX 50 is calculated and disseminated on a real time basis every 15 seconds and is published daily in The Wall Street Journal.

      Companies are selected for inclusion in the calculation of the Dow Jones EURO STOXX 50 by STOXX. The companies that are included in the Dow Jones EURO STOXX 50 Index are representative of the broad market in the EMU and of a wide array of European industries including the following: automobile; food and beverage; banking; industrial; chemical; insurance conglomerates; media; consumer goods; cyclical; pharmaceutical; non-cyclical; retail; construction; technology; energy; telecommunications; financial services and utility. The Supervisory Board of STOXX is responsible for adding and delegating companies from the Dow Jones EURO STOXX 50. STOXX reviews the Dow Jones EURO STOXX 50 annually, and accordingly, will add or delete stocks pursuant to its review procedures.

      The Dow Jones EURO STOXX 50 is a capitalization-weighted index. The number of shares outstanding and the share price for each class of stock are used to determine each component company's market capitalization. No company is permitted to comprise more than 10% of the value of the index. If any company exceeds 10% of the value of the index, STOXX will cap that company's representation in the index at 10% and adjust the relative representation of the remaining component stocks so that they represent 90%. In order to avoid distortions, changes in the index for dividends, stock splits, rights offerings, spin-offs, repurchases and the like are made on a quarterly basis, unless the number of outstanding shares of a component company changes by more than 10%, in which case the adjustment is made immediately.

      According to Bloomberg Financial Markets, as of June 6, 2002, the market capitalization of the 50 companies included in the the Dow Jones EURO STOXX 50 ranged from a high of $114.58 billion (Royal Dutch Petroleum) to a low of $13.57 billion (Alacatel) and the closing market prices of the common stock ranged from a high of $222.81 per share (Muenchener Rueckver AG) to a low of $4.07 per share (TIM SPA). The ten companies within the highest weighting in the Dow Jones EURO STOXX 50 represented 40.48% of the index, while the ten companies with the smallest weighting represented 7.48% of the index.

      As of June 6, 2002, the seven (7) countries that are represented in the index account for the following percentages: (1) Belgium, 1.683%; (2) Finland, 4.285%; (3) France, 32.165%; (4) Germany, 22.628%; (5) Italy, 9.078%; (6)
Netherlands, 20.145%; (7) Spain, 10.015%.

Hypothetical Historical Data on the Select European 50 Index

      The following table sets forth the hypothetical value of the Select European 50 Index at the end of each month (the "Historical Month-End Closing Values"), in the period from March 1997 through May 2002 calculated as if the Select European 50 Index had existed during that period. All hypothetical historical data presented in the following table were calculated by the AMEX. The closing values have been calculated hypothetically on the same basis that the Select European 50 Index is currently calculated. The Historical Month-End Closing Value was set to 100 on March 31, 1997 to provide an illustration of past movements of the Historical Month-End Closing Values only. We have provided this historical information to help you evaluate the behavior of the Select European 50 Index in various economic environments; however, these historical data on the Select European 50 Index are not necessarily indicative of the future performance of the Select European 50 Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Select European 50 Index during any period set forth below is not an indication that the Select European 50 Index is more or less likely to increase or decrease at any time during the term of the Notes.

               Hypothetical Historical Month-End Closing Values

                                        1997   1998   1999   2000   2001   2002
                                       ------ ------ ------ ------ ------ ------
January...............................        117.54 165.30 187.15 181.27 128.35
February..............................        127.63 156.91 204.15 162.01 127.74
March................................. 100.00 138.07 157.51 205.25 149.59 133.81
April.................................  98.48 139.72 162.51 196.76 163.33 130.89
May................................... 102.86 151.64 155.62 198.50 153.08 130.55
June.................................. 110.42 154.01 160.72 201.20 147.21
July.................................. 117.37 158.76 159.92 194.36 146.21
August................................ 106.79 137.19 163.80 188.00 139.45
September............................. 117.43 129.46 160.19 177.43 122.39
October............................... 108.68 140.86 169.42 175.33 127.73
November.............................. 111.07 151.27 178.25 170.27 133.55
December.............................. 113.50 160.59 201.39 182.59 136.80

      The following graph sets forth the hypothetical historical performance of the Select European 50 Index presented in the preceding table. Past movements of the Select European 50 Index are not necessarily indicative of the future Select European 50 Index values.


[THE GRAPH APPEARING HERE SETS FORTH THE HYPOTHETICAL HISTORICAL PERFORMANCE OF THE SELECT EUROPEAN 50 INDEX FROM MARCH 1997 THROUGH MAY 2002. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 0 TO 250 IN INCREMENTS OF 50. THE HORIZONTAL AXIS HAS A RANGE OF DATES FROM MARCH 1997 TO MAY 2002 IN INCREMENTS OF ONE MONTH.]


License Agreement

      STOXX and Dow Jones have no relationship to ML&Co., other than the licensing of the use of the Dow Jones EURO STOXX 50 Index and the Dow Jones EURO STOXX 50 Return Index in U.S. dollars and the related trademarks as the case may be for use in connection with the calculation of the Select European 50 Index and the Notes.

      STOXX and Dow Jones do not:

      .   sponsor, endorse, sell or promote the Notes;

      . make investment recommendations that any person invest in the Notes or any other securities;

      . have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes;

      . have any responsibility or liability for the administration, management or marketing of the Notes; or

      . consider the Notes or the owner of the Notes in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or the Dow Jones EURO STOXX 50 Return Index in U.S. dollars or have any obligation to do so.

      STOXX and Dow Jones will not have any liability in connection with the Notes. Specifically, STOXX and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

      . the results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the Select European 50 Index and that data included in the Select European 50 Index;

      . the accuracy or completeness of the Select European 50 Index and its data;

      . the merchantability and fitness for a particular purpose or use of the Select European 50 Index and its data;

      . STOXX and Dow Jones will have no liability for any errors, omissions or interruptions in the Select European 50 Index or its data;

      . under no circumstances will STOXX or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.

      The licensing agreement between ML&Co. and STOXX is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

                     UNITED STATES FEDERAL INCOME TAXATION

      The following discussion is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Notes for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Select European 50 Index. In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the "IRS"), will not result in the imposition of penalties. The treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

      Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

      Assuming the characterization of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

      Tax Basis. A U.S. Holder's tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

      Payment on the Maturity Date. Upon the receipt of cash at maturity of the Notes, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder's tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination or judicial ruling), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss, as the case may be, if the U.S. Holder held the Note for more than one year at maturity.

      Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Note so sold or exchanged. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition.

Possible Alternative Tax Treatments of an Investment in the Notes

      Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

      If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a "comparable yield" for us, determined at the time of issuance of the Notes. Furthermore, any gain realized at maturity or upon sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount and capital loss thereafter.

      Even if the Contingent Payment Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Non-U.S. Holders

      Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the value of the Select European 50 Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date or upon exchange will not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements and that such payments are not effectively connected with a United States trade or business of such non-U.S. Holder. Any capital gain realized upon the sale, exchange or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and
(ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States and such individual does not have a "tax home" (as defined for U.S. federal income tax purposes) in the United States.

      As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

      A beneficial owner of a Note may be subject to information reporting and to backup withholding at the applicable statutory rate of certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax provided the required information is furnished to the IRS.

                             ERISA CONSIDERATIONS

      Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the "Code").

      Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also "plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

      The acquisition of the Notes by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

      (1) PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

      (2) PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

      (3) PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

      (4) PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

      (5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

      The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

      Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C. and New York, New York. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                 UNDERWRITING

      MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $10,000,000 aggregate original public offering price of Notes. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Notes if any are purchased. ML&Co. has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with ML&Co.'s obligation to pay amounts due at maturity on the Notes. In connection with the arrangement, this subsidiary will pay MLPF&S, the underwriter, $.10 per Unit as part of the underwriting fee.

      The Notes are ineligible assets in MLPF&S' asset-based brokerage service Unlimited Advantage, which means that purchasers will not pay Unlimited Advantage annual asset-based fees on the Notes but will pay commissions on any secondary market purchases and sales of the Notes.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public at the offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the Notes subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting fee and expenses payable by ML&Co.

      In addition to the compensation paid at the time of the original sale of the Notes, the underwriter will pay an additional amount on each anniversary of the Pricing Date in 2003 through 2006 to brokers whose client accounts purchased the Notes in the initial distribution and who continue to hold their Notes. This additional amount will equal 1% per Unit based on the Redemption Amount of the Notes calculated as if the applicable anniversary of the Pricing Date is the maturity date and the Ending Value is equal to the closing value of the Select European 50 Index on that date. Also, MLPF&S may from time to time pay additional amounts to brokers whose client accounts purchased Notes in the secondary market and continue to hold those Notes.

      MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Notes. Accordingly, offerings of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

      If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Notes than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. "Naked" short sales are sales in excess of the underwriter's overallotment option or, where no overallotment exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Notes, has no overallotment option, it would be required to close out a short position in the Notes by purchasing Notes in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Notes. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                             VALIDITY OF THE NOTES

      The validity of the Notes will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

                                    EXPERTS

      With respect to the unaudited interim financial information for the periods included in the Quarterly Report on Form 10-Q which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in ML&Co.'s Quarterly Report on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

                            INDEX OF DEFINED TERMS


                                                                            Page
                                                                            ----
Business Day............................................................... S-16
Calculation Day............................................................ S-12
Calculation Period......................................................... S-12
Code....................................................................... S-24
Contingent Payment Regulations............................................. S-23
depositary................................................................. S-16
Dow Jones.................................................................. S-19
Dow Jones Euro STOXX 50.................................................... S-19
DTC........................................................................  S-4
EMU........................................................................ S-19
Ending Value...............................................................  S-4
ERISA...................................................................... S-24
Exchange Amount............................................................  S-5
Exchange Date.............................................................. S-13
Exchange Notice Period..................................................... S-13
Historical Month-End Closing Values........................................ S-20
Index Adjustment Factor....................................................  S-5
Index Business Day......................................................... S-13
IRS........................................................................ S-22
Market Disruption Event.................................................... S-15
ML&Co......................................................................  S-4
MLPF&S.....................................................................  S-4
non-ERISA arrangements..................................................... S-24
Non-U.S. Holder............................................................ S-22
Notes......................................................................  S-1
parties in interest........................................................ S-24
plan....................................................................... S-24
plan asset entity.......................................................... S-25
Pricing Date...............................................................  S-4
Redemption Amount..........................................................  S-4
Select European 50 Companies...............................................  S-9
Select European 50 Stocks..................................................  S-5
similar laws............................................................... S-24
Starting Value.............................................................  S-4
STOXX...................................................................... S-19
successor index............................................................ S-15
Tax Counsel................................................................ S-22
Unit.......................................................................  S-4
U.S. Holder................................................................ S-22
USD/EUR Rate...............................................................  S-9
WSJ........................................................................ S-16

================================================================================


                                     [LOGO]

                                 1,000,000 Units

                            Merrill Lynch & Co., Inc.

                           Strategic Return Notes/SM/
            Linked to the Select European 50 Index due June 11, 2007
                                  (the "Notes")
                   $10 original public offering price per Unit

                              ---------------------

                              PROSPECTUS SUPPLEMENT

                              ---------------------

                               Merrill Lynch & Co.

                                  June 6, 2002

"Strategic Return Notes" is a service mark of Merrill Lynch & Co., Inc.
================================================================================